Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Completes Sale of McClain Generating Station to OGE

Minneapolis; July 9, 2004 — NRG Energy, Inc. (NYSE: NRG) today announced its affiliate, NRG McClain LLC, has completed the sale of its 77 percent interest in the McClain Generating Station to Oklahoma Gas & Electric Company (OGE). The Oklahoma Municipal Power Authority will continue to own the remaining 23 percent interest in the facility.

“Completing this transaction is another step in our program of divesting noncore assets that allows us to focus our energies on growing our core regional businesses,” said David Crane, NRG President and Chief Executive Officer. “The sale removes $156 million in debt from NRG’s balance sheet and continues our efforts towards reducing the leverage on NRG’s balance sheet.”

NRG reached an agreement with OGE in August 2003 on the sale of NRG’s interest in the 520-megawatt combined-cycle, natural gas-fired facility located in Newcastle, Oklahoma. The purchase was subject to approval from the Federal Energy Regulatory Commission which was granted July 2.

WestLB AG’s Global Specialized Finance Group represented the secured lenders in this transaction.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. The Company’s operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the use of proceeds from the sale. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be read in conjunction with the risks and uncertainties that may affect NRG’s future results contained in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Contacts:

Investor Inquiries Katy Sullivan, 612.373.8875	Media Inquiries Meredith Moore, 612.373.8892